UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2016

Park Hotels & Resorts Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37795	36-2058176
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100 McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2016, Park Hotels & Resorts Inc. (the “Company”) and its wholly owned subsidiary, Park Intermediate Holdings LLC (the “Borrower”) entered into the Credit Agreement (the “Credit Agreement”), dated as of December 28, 2016 (the “Closing Date”), with Wells Fargo Bank, National Association, as administrative agent, the financial institutions party thereto as lenders (the “Lenders”), Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents. The Credit Agreement provides for senior unsecured credit facilities (the “Credit Facilities”) consisting of:

•	a revolving credit facility in an aggregate principal amount of up to $1.0 billion (the “Revolving Facility”), which will mature December 24, 2020, with two six-month extension options; and

•	a $750.0 million term loan facility (the “Term Loan Facility”), which will mature December 24, 2021.

The Revolving Facility includes a tranche available in (i) United States Dollars only in an aggregate principal amount of up to $750.0 million and (ii) United States Dollars and certain foreign currencies in an aggregate principal amount of up to $250.0 million. Such multicurrency Revolving Tranche also includes a subfacility for the issuance of letters of credit in an aggregate amount of up to $50.0 million. The Credit Agreement includes the option to increase the size of the Revolving Facility and enter into additional incremental term loan credit facilities, subject to certain limitations, in an aggregate commitment or principal amount not to exceed $500.0 million for all such increases.    The Term Loan Facility was advanced in full on the Closing Date, with proceeds applied to repay certain existing indebtedness of the Company and its subsidiaries, to pay fees and expenses incurred in connection with entering into the Credit Agreement and for other general corporate purposes. Borrowings are not permitted under Revolving Facility until the consummation of the Company’s spin-off from Hilton Worldwide Holdings Inc. (the “Revolving Facility Effective Date”). In the event the Revolving Facility Effective Date does not occur within 135 days of the Closing Date, the Term Loan Facility will immediately become due and payable and all commitments under the Revolving Facility will be terminated.

Interest Rate and Fees

Borrowings under the Credit Agreement will bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the LIBOR rate that would be payable on such day for a LIBOR-rate loan with a one-month interest period plus 1.00% or (b) the LIBOR rate for the interest period relevant to such borrowing. The margin for the Revolving Facility is based on the ratio of total indebtedness to EBITDA (the “Leverage Ratio”) of the Company and ranges from 0.50% to 2.00%, in the case of base rate loans, and 1.50% to 3.00%, in the case of LIBOR-rate loans. The margin for the Term Loan Facility is 0.05% lower than the applicable Revolving Facility margin at each Leverage Ratio level. In addition, upon receiving an investment grade rating, the Borrower may elect to convert from having the pricing level determined according to the Leverage Ratio to having the pricing level determined according to the credit rating of the Borrower.

The Borrower is also required to pay an unused commitment fee to the Lenders under the Revolving Facility in respect of the unutilized commitments thereunder at a rate of either 0.20% or 0.30% per annum, depending on the level of usage. Upon converting to a credit rating-based pricing grid, the unused facility fee will no longer apply and the Borrower will instead be required to pay a facility fee ranging from 0.125% to 0.300% on the aggregate amount of the Revolving Facility, determined according to the credit rating of the Borrower. During the initial period prior to the Revolving Facility Effective Date, the Borrower will be required to pay duration fees to the Lenders under the Term Loan Facility equal to (x) 0.05% of the principal amount outstanding under the Term Loan Facility if the Revolving Facility Effective Date does not occur within 45 days of the Closing Date and (y) 0.10% of such principal amount if the Revolving Facility Effective Date does not occur within 90 days of the Closing Date. An extension fee of 0.075% of the aggregate amount of the Revolving Facility is payable in connection with the exercise of each of the two extension options available under the Revolving Facility.

Prepayments

The Borrower is permitted to voluntarily repay amounts outstanding under the Term Loan Facility and the Revolving Facility at any time without premium or penalty, subject to the payment of customary “breakage” costs in the case of a prepayment of LIBOR loans.

Amortization

The Credit Facilities have no required amortization payments prior to the final maturity date.

Guarantees and Collateral

As of the Closing Date, there are no guarantors of, or collateral required to support, the Credit Facilities. If any subsidiary of the Borrower becomes a borrower or a guarantor of any unsecured indebtedness it will be required to become a guarantor of the obligations under the Credit Agreement. In addition, if the Leverage Ratio exceeds 6.50 to 1.00 as of the end of any two consecutive fiscal quarter periods, subject to exceptions for most foreign subsidiaries and certain other exceptions, (1) each wholly owned subsidiary of the Borrower that either owns, directly or indirectly, unencumbered real estate assets or other assets that have a fair market value in excess of $5.0 million will be required to become a guarantor and (2) all of the equity interests of such guarantors will be required to be pledged to secure the obligations under the Credit Facilities. Any such guarantees and equity interest pledges provided as a result of the Leverage Ratio exceeding 6.50 to 1.00 may subsequently be released if the Leverage Ratio thereafter falls to 6.50 to 1.00 or less as of the end of any two consecutive fiscal quarter periods.

Certain Covenants and Events of Default

The Credit Agreement contains certain customary affirmative and negative covenants. Subject to certain exceptions, such covenants restrict the ability of the Borrower, the Company, and their respective subsidiaries to, among other things, incur liens on properties included in the calculation of the Borrower’s unencumbered pool value, pay dividends and distributions, or consummate mergers, affiliate transactions and asset sales. In addition, the Credit Agreement requires that the Company (measured on a consolidated basis) satisfy certain financial maintenance covenants, including:

•	Leverage Ratio of not more than 7.25 to 1.00;

•	ratio of reserve adjusted EBITDA to fixed charges of not less than 1.50 to 1.00;

•	ratio of secured indebtedness to total asset value of not more than 0.45 to 1.00;

•	ratio of unsecured indebtedness to the unencumbered asset value of properties satisfying certain criteria specified in the Credit Agreement of not more than 0.60 to 1.00 (subject to options to increase the ratio to 0.65 to 1.00 for a fiscal quarter and the next succeeding fiscal quarter, provided such options cannot be exercised more than three times during the term of the Credit Agreement or for consecutive periods);

•	ratio of adjusted net operating income from unencumbered properties satisfying certain criteria specified in the Credit Agreement to interest expense on unsecured indebtedness of not less than 2.00 to 1.00; and

•	prior to the Revolving Facility Effective Date, a minimum EBITDA from unencumbered properties satisfying certain criteria specified in the Credit Agreement of not less than $250.0 million.

The Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the Lenders to, among other things, declare the principal, accrued interest and other obligations owing under the Credit Agreement to be immediately due and payable.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

From time to time, the Parent and the Company has had customary commercial and/or investment banking relationships with Wells Fargo Bank, National Association, Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, and/or certain of their affiliates.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 28, 2016, by and among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK HOTELS & RESORTS INC.

By:	/s/ Sean M. Dell’Orto
Sean M. Dell’Orto
Executive Vice President, Chief Financial Officer and Treasurer

Date: December 30, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 28, 2016, by and among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents.